Member of Grant Thornton International Ltd

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 11, 2009 with respect to the consolidated financial statements of Man Sang Holdings, Inc. appearing in the 2009 Annual Report of Man Sang Holdings, Inc. to its shareholders and with respect to the schedules included in the Annual Report on Form 10-K for the year ended March 31, 2009 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton
GRANT THORNTON Hong Kong Match 26, 2010